Exhibit 10.04

HORIZON LAW GROUP LLP
dbrewster@horizonlawgroup.com
August 21, 2007
VIA OVERNIGHT MAIL and ELECTRONIC MAIL
Mr. Brian Bonar
CEO
and
Mr. David Lieberman
CFO
Dalrada Financial Corporation
9449 Balboa, Suite 210
San Diego, CA 92123
Re: The Solvis Group v. Dalrada Financial Corporation, et al.
Our File No. : SOL01-02
Gentlemen:
This firm represents The Solvis Group, Inc. (“Solvis”) with regard to claims against Dalrada Financial Corporation (“Dalrada”) and its representatives. Any further communication regarding this matter should be copied to this firm.

Solvis is aware of and is currently investigating several wrongful acts by Dalrada its representatives, agents and principals. Absent immediate actions by Dalrada and its representatives to rectify these matters, Solvis will have no choice but to pursue all available remedies though the judicial system. We summarize the bulk of Solvis’ complaints below.
Dalrada entered into two Promissory Notes, dated January 2, 2007, for payment to Solvis of $3,240,000.00 and $8,060,000.00, respectively. Dalrada has not made a single payment of any kind whatsoever on either of the Notes, despite repeated demands for performance by Solvis. Both notes are now five (5) months in arrears. Pursuant to paragraph 3 (actual paragraph 4) of the Notes regarding an Event of Default, Solvis has now elected to accelerate all amounts due under the Notes. Therefore, the full amount of $11,300,000.00, plus all accrued interest, is now due and owing. By this letter, demand is made to immediately pay the balance of the Notes in full. Be advised that pursuant to paragraph 11 (actual paragraph 12) of the Notes, Solvis is entitled to recover all attorneys’ fees and related collection costs. Dalrada’s payment obligations under the Notes are absolute and not subject to any conditions precedent, performance by Solvis or other rights of offset. Therefore, Solvis is comfortable that it will quickly prevail on summary judgment if judicial action is required to collect under the Notes.

1920 Main Street, Suite 210 ● Irvine, CA 92614 ● tel: 949.261.2500 ● fax: 949.261.2515 Mr. Brian Bonar CEO Mr. David Lieberman CFO Dalrada Financial Corporation August 21, 2007 Page 2

Further, based on Dalrada’s failure to even attempt payment, it appears that the company never actually intended to issue payment to Solvis and/or that it knew or should have known that it could not make the required payments. Thus, in additional to the simple breach of contract claims, Solvis shall also assert intentional and negligent misrepresentation (fraud and fraudulent inducement) claims against Dalrada, as well as personally against Mr. Bonar, Mr. Lieberman and each member of the Board of Directors of Dalrada involved in approving or ratifying these transactions. Be advised that damages based on fraud are not dischargeable in bankruptcy.
It appears that Dalrada, Mr. Bonar, Mr. Lieberman and the Board induced Solvis into the Separation Agreement dated January 2, 2007, simply to fraudulently convert the assets of Solvis Financial Services (“Solvis Financial”) and leave it with substantial debts, with no ability to pay them. As further evidence of this, Dalrada depleted its cash reserves, all which could have been used to pay Solvis, on discretionary items, leaving Dalrada unable to perform on the Notes.
Solvis is also disturbed by other facts that have come to light regarding Dalrada’s prior management and control of the Solvis entities. As you are aware, Solvis Financial incurred a huge tax obligation under the management of Dalrada for unpaid payroll taxes. These debts were incurred while Mr. Bonar was the CEO of Solvis Financial, and Mr. Bonar was aware of these debts when he entered into the Separation Agreement.
In addition, Mr. Lieberman has exposed himself to significant personal liability through his failure to properly apply funds to pay the payroll taxes. It is Solvis’ understanding that in November 2006, Dalrada, through Mr. Lieberman, took control of Solvis Financial’s banking, cash and accounts receivable. During the period of control, Solvis Financial’s assets were used to pay for Dalrada operations, rather than to fulfill Solvis Financial’s tax obligations. Such a breach of fiduciary duty, and misuse of Solvis Financial’s corporate funds may be actionable against both of you personally and, potentially, all the members of Dalrada’s board.
Solvis also believes that Mr. Lieberman, CFO and a member of the Board of Directors of Dalrada, has taken violated his fiduciary duties to the shareholders by taking actions solely for the benefit of The Longview Fund, which placed Mr. Lieberman on the Board. For example, allegations have been made that Mr. Lieberman shared material, non-public information about Dalrada with Peter Benz of the Longview Fund. Both this action, and a failure to remedy it in accordance with Regulation FD, are violations of both SEC regulations and Mr. Lieberman’s fiduciary duties. In addition, if Dalrada Board members were aware of this illegal disclosure, their failure to disclose it in accordance with SEC regulations could also subject the Board members to fines and other SEC penalties. Mr. Brian Bonar CEO Mr. David Lieberman CFO Dalrada Financial Corporation August 21, 2007 Page 3

To the extent Mr. Lieberman or anyone acted under the authority of Peter Benz and/or The Longview Fund, and in the best interest of, those persons and/or entities may have liability as well, including those related to interference with economic relations. To the extent that The Longview Fund enjoyed the benefits of the funds that should have been paid to tax liability, it may also be liable to disgorge the benefits of those funds.
Dalrada has further violated SEC disclosure rules by failing to include material information in its Form 10-Qs and 10-Ks filed with the SEC. For example, Dalrada did not properly disclose the payroll tax liabilities, failing to report them altogether in some instances and improperly attempting to disguise them with inadequate descriptions in the financial statements. Dalrada has also failed to disclose that it is in breach of its obligations under the Notes. This is material information that any reasonable investor would expect to be informed of, and would consider in making a decision to purchase or sell Dalrada’s securities. Mr. Bonar and Mr. Lieberman have each personally signed and filed certifications with the SEC for the Form 10-Qs and Form 10-Ks, stating that each report “does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report” and that “the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows” of Dalrada. These certifications are clearly false, creating substantial personal liability to shareholders and possible sanctions from the SEC.
The damages to Solvis from these improper SEC filings could be quite significant. To the extent that any damages arise from this issue and/or Solvis is faced with SEC investigations and/or sanctions as a result of Dalrada’s actions, including the reports filed for Solvis Financial when Mr. Bonar was it CEO, Solvis, and its shareholders will seek to recover from the responsible parties, including individual officers and board members. Solvis is still investigating its obligations in this regard, but to the extent it must report this action to the SEC, it will comply with the law.
Additionally, Solvis is aware that Mr. Lieberman has attempted to obtain a new Federal Tax Identification Number (“FEIN”) for Solvis Financial and has approved the use one of Solvis’ other affiliates’ FEIN for Solvis Financials former employees, both in an apparent attempt to avoid problems associated with the tax liability. Most disturbingly, Mr. Lieberman has instructed Solvis employees to engage in this fraudulent action. Solvis is currently investigating its obligations, if any to report this issue to the appropriate taxing authority, as well as the potential damage to Solvis caused by this activity, including damages resulting from investigations by a taxing authority or disputes as to Solvis’ tax reporting. At a minimum, it appears the shareholders have claims for breach of fiduciary duty related to theses actions and for injunctive relief to ensure no further damages occur. At a maximum, this activity could arise to the level of tax fraud. Mr. Brian Bonar CEO Mr. David Lieberman CFO Dalrada Financial Corporation August 21, 2007 Page 4

Solvis has no desire to engage in a protracted and expensive litigation to enforce its rights and to cure the issues listed above. However, absent Dalrada’s immediate action to resolve these issues, Solvis will have no choice but to seek whatever relief if has available under both State and Federal law.
Sincerely,
David A. Brewster
cc: The Solvis Group